Golden West Brewing Company Reports Record Revenues for the Quarter Ended June 30, 2007.

Craft Beer Segment Continues to Set the Pace for the Beer Category with Double-Digit Growth

Boulder, CO  – August 16, 2007 – The Brewers Association, the trade association that tabulates industry data for craft brewers, reports craft beer sales and growth continue to break records.  The volume of craft beer sold in the first half of 2007 rose 11% compared to this same period in 2006 and dollar growth increased 14%. For the first time ever craft beer has exceeded more than a 5% share of total beer sales in the U.S.

Golden West Brewing Company (OTCBB: GWBC) is one of the craft brewing companies contributing to the growth with a 39.4% increase in sales in the first half of 2007, as net revenues grew to $633,072 compared to $454,033 in the same period in 2006.  Net revenues increased 24.9% for the quarter ended June 30, 2007 to $336,224 compared to $269,153 in the second quarter of 2006.

Our net loss for the six-months ended June 30, 2007 increased to $237,397 or $0.146 per share compared to $236,181 or $0.132 per share in the same period in 2006.  Our net loss for the three months ended June 30, 2007 increased to $164,896 or $0.059 per share compared to $130,252 or $0.065 for the three months ended June of 2006.   Our net loss for the six-month period ended June 30, 2007 includes a non-cash charge of $122,869 for the issuance of warrants as part of a private placement completed in 2007.  A complete copy of our Form 10-QSB for the three and six months ended June 30, 2007 can be found at www.sec.gov.

According to Beertown.org, a publication of the Brewers’ Association (Aug. 15, 2007), overall, the U.S. beer industry sold one million more barrels in the first half of 2007 compared to 2006, with 400,000 of these new barrels produced by craft brewers. This equates to 3.768 million barrels of craft beer sold in the first two quarters of 2007 compared to 3.368 million barrels sold in the first half of 2006.

According to John Power, President of Golden West “We are pleased with our sales growth for the first two quarters of 2007 but are disappointed with our rising cost of goods sold as a percentage of sales.  Our goal for the balance of 2007 is to continue our growth in sales while reducing our cost of goods sold as a percentage of sales.”

“We remain excited and optimistic about the redesign of our packaging for our core Butte Creek line of organic ales and lagers that was rolled out in July 2007.” Power added.

About Golden West Brewing Company, Inc.

Golden West Brewing Company, Inc. was formed in 2003 and completed a small self-underwritten public offering in 2006.  Golden West through its wholly-owned subsidiary Golden West Brewing Company acquired  Butte Creek Brewing Company of Chico, California in August 2005.   Founded in 1996, Butte Creek Brewing Company is a pioneer certified organic micro-brewery and won a gold medal for its Organic Pilsner at the 2006 Great American Beer Festival.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: John Power, President,707-884-3766